Exhibit 99.1

Contact: James P. Kelly
Director, Investor Relations
(617) 342-6244

FOR IMMEDIATE RELEASE

CABOT CORRECTS THIRD QUARTER
EPS CALCULATION, FROM ($0.07) TO ($0.09), YEAR-TO-DATE UNCHANGED

     BOSTON, MA (August 14, 2003) – Cabot Corporation (CBT/NYSE) today announced that its loss of $5 million for the third quarter ended June 30, 2003 represents a ($0.09) loss per fully diluted common share rather than ($0.07) as previously reported. Common stock equivalents were incorrectly included in the original diluted earnings per share calculation when they should not have been, as Cabot reported a loss for the quarter. As a result of the correction, the dilutive weighted average shares outstanding decreased from 70 million to 59 million for the quarter.

     Using the lower weighted average shares outstanding, the quarterly diluted per share impact of the $46 million of certain charges and income from discontinued operations reported during the third quarter increases from ($0.49) per diluted common share to ($0.57) per diluted common share.

     The nine month year to date results of $52 million, or $0.74 per diluted common share, do not change because the Company reported income for the nine month period. Accordingly, the weighted average diluted shares outstanding for the nine month period ended June 30, 2003 remains at 70 million, as previously reported.

     Cabot Corporation is a global specialty chemicals company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids.